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                     February 8, 2023

       Aric Spitulnik
       Senior Vice President and Chief Financial Officer
       TESSCO Technologies Inc.
       11126 McCormick Road
       Hunt Valley MD 21031

                                                        Re: TESSCO Technologies
Inc.
                                                            Form 10-K for the
Fiscal Year Ended March 27, 2022
                                                            Filed May 26, 2022
                                                            File No. 001-33938

       Dear Aric Spitulnik:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services